Exhibit 10(b)


                             Summary of Amendments to the
                        Management Incentive Stock Option Plan


The Management Incentive Stock Option Plan was amended, effective April 20, 1999, to add the following to Section 7(a):

               If, in the judgment of the Company's
               Corporate Secretary, the number of shares available on the exercise of the original options falls below a number sufficient to provide for the grant of reload options and for other purposes under the Plan, the Company's Corporate Secretary may authorize the issuance of reload options from any other plan of the Company's under which sufficient shares are authorized but not issued.

In addition, the Management Incentive Stock Option Plan was amended as set forth in Exhibit 10(a).